Exhibit 99.B(p)(2)

XXIV. Code of Ethics

I.  Policy Statement & General Background:

A.    Policy Statement

ALPS Distributors, Inc. (ADI) applies the following code of ethics administration procedures and controls to ensure that ADI:

Properly administers the code of ethics as required by Rule17j-1 of the Investment Company Act of 1940 (the Act);

Obtains the reports required for Access Persons under the code of ethics as required by Rule 17j-1 of the Act; and

Maintains and preserves the applicable records required under Rule 17j-1 of the Act.

B.    General Background

The following is a summary of the key aspects of Rule 17j-1 (the Rule) and does not attempt to cover all considerations associated with the Rule including definitions of access and investment personnel.

1.    Unlawful Actions

Rule 17j-1 makes it unlawful for any affiliated person of a fund, its investment adviser or principal underwriter when involved with the sale or purchase (directly or indirectly) of a security held by, or to be acquired by, the fund to:

Employ any devise, scheme or artifice to defraud the fund;

Make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, no misleading;

Engage in any act, practice or course of business that operates or would operate as fraud or deceit on the fund; or

Engage in any manipulative practice with respect to the fund.

2.    Adoption and Approval of Code of Ethics

The Rule requires that every fund, its investment adviser and principal underwriter, adopt a written code of ethics reasonably designed to prevent its access persons from engaging in the aforementioned unlawful actions.  The funds board of directors/trustees (except for money market funds or funds that dont invest in covered securities) must approve these codes and any material changes thereto (material changes must be approved within six months after adoption).  The funds board of directors/trustees can approve these codes only after receiving certification from the fund and its respective investment adviser and principal underwriter that it has adopted procedures reasonably necessary to prevent access persons from violating the applicable codes.  Furthermore, the funds board of directors/trustees must approve the codes of the investment adviser and principal underwriter prior to initially retaining their respective services.

3.    Administration of Code of Ethics

As previously stated, the fund, investment adviser and principal underwriter must design and incorporate procedures reasonably designed to prevent violations of its code.  Additionally, each must provide the funds board of directors/trustees with a written report that describes any material violations of the code or procedures, and related sanctions imposed, if any.

4.    Reporting Requirements

The Rule requires the following reports from every access person of the fund, investment adviser and principal underwriter.  These reports must be reviewed by appropriate management or compliance personnel.  Finally, all access persons must be informed of these reporting obligations.

a.                                                               Initial Holdings Report.

No later than 10 days after the person becomes an access person, the person must report detailed information on i) covered securities in which the access person had any direct or indirect beneficial ownership at the time they became an access person; ii) any broker, dealer, or bank with whom the access person maintained an account in which those securities were held; and iii) the date the report is submitted by the access person.

This information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

b.                                                              Quarterly Transaction Reports.

No later than 30 days after the end of a calendar quarter, the access person must report detailed information on i) any transactions during the quarter in a covered security in which the access person had any direct or indirect beneficial ownership; and ii) any account established by the access person in which any securities were held during the quarter that were for his/her direct or indirect benefit.

Furthermore, an Access Person need not make a quarterly transaction report under section 4.b. of these policies and procedures with respect to transactions effected pursuant to an Automatic Investment Plan.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, each Access Person must report to the Compliance Officer of the Company, no later than 30 days after the end of a calendar quarter the i) the name of the broker, dealer or bank with whom the Access Person established the account; ii) the date the account was established; and iii) the date that the report is submitted by the Access Person.

c.                                                               Annual Holdings Reports.

Annually, and no later than 45 days from which the information would be deemed current, the access person must report the same detailed information as was required when they initially became an access person (see 4.a. above).

Certain reporting exceptions may apply if a person i) did not have any direct or indirect influence or control over the covered securities held; ii) is a director of a fund who is not considered an interested person of the fund and who would be required to make a report solely by reason of being a Fund Director; iii) is required to report duplicative information to their investment adviser; or iv) already provides detailed information required in the form of trade confirmations or account statements received by the fund, its investment adviser or principal underwriter.

Furthermore, a principal underwriter is exempt from the approval, administration, or reporting requirements mentioned above unless the underwriter is an affiliated person of the fund; the investment adviser; or an officer, director, or general partner of the underwriter serves as an officer, director, or general partner of the fund or the investment adviser.

5.    Pre-approval of Certain Investments

Direct or indirect acquisition of any securities in an Initial Public Offering or in a Limited Offering by investment personnel of a fund, or its investment adviser, must be pre-approved by the fund or the funds investment adviser.

6.    Recordkeeping Requirements

Each fund, investment adviser and principal underwriter that is required to adopt a code of ethics must maintain the following records:

a.	A copy of the code in effect, or any codes in effect, during the past five years;
b.	A record of any code violations, and the action(s) taken as a result of the violation, for at least five years;
c.	A copy of each report made by, or information provided in lieu of, an access person for the last five years after the end of the fiscal year in which the report is made or information provided;
d.	A record of all persons, currently or within the past five years, who are or were required to provide the aforementioned reports, or who are or were responsible for reviewing said reports; and
e.	A copy of each report provided to the funds board of directors/trustees for at least five years after the end of the fiscal year in which it was made.

II.  Operating Procedures & Control Activities:

These procedures are directed at administration and reporting requirements specific to ADIs code of ethics.

A.                              Initial Holdings Reports

1.                  The firm assigned Fund Controller/Secretary is responsible for notifying ADIs Compliance Department of any new access persons under ADIs code of ethics.  Notification must be received in an amount of time that reasonably allows ADIs Compliance Department to send, and receive from an Access Person, an Initial Holdings Report within 10 days of that person becoming an Access Person.

2.                  Upon timely notification of any new access persons from ADI Management, ADIs Compliance Department sends an Initial Holdings Report to the new access person of the fund; if they are not otherwise exempted by the code, and Rule 17j-1, from providing this information (e.g. an independent trustee or director of the Investment Company who would be required to make a report solely by reason of being a fund director).

3.                  Upon receipt, ADIs Compliance Department reviews initial holdings and related information for anything that could be deemed inappropriate.  A copy of the Initial Holdings Report is included in Exhibit One of these policies and procedures.  Any information deemed suspicious and/or inappropriate is logged and reported to ADI Management for appropriate action.  Any actions taken are also recorded by ADIs Compliance Department.

B.                                Quarterly Holdings Reports

1.                  At the beginning of the last month for the preceding calendar quarter-end, ADIs Compliance Department provides a list of all access persons under ADIs code of ethics to Fund Controller/Secretary.

2.                  The Fund Controller/Secretary determines who is an access person under ADIs code of ethics and provides an updated list to ADIs Compliance Department by the 15th day of the last month for the preceding calendar quarter-end.

3.                  ADIs Compliance Department reviews the updated list of access persons for any new access persons that should have received an Initial Holdings Report, but did not.  If identified, ADIs Compliance Department follows the procedures in Section II.A. of these policies and procedures and records any related reporting violations (i.e. if an Initial Holdings Report is not received within 10 days of the person becoming an access person).

4.                  ADIs Compliance Department also determines with the investment adviser and applicable fund(s) those access persons, if any, that are already required to provide duplicate information under the codes of the investment adviser or fund(s).  Any access persons meeting either of the criteria above may not be required to provide ADI with a quarterly transaction report.

5.                  Within 10 days after the quarter-end, ADIs Compliance Department distributes the Quarterly Transaction Report and related cover memo to each access person under ADIs code of ethics that is required to complete this report

6.                  Upon receipt, ADIs Compliance Department reviews the Quarterly Transaction Report and related information for anything that could be deemed inappropriate.  Any information deemed suspicious or inappropriate is logged and reported to the fund for appropriate action(s).  Any actions taken are also recorded by ADIs Compliance Department.

C.                                Annual Holdings Reports and Reports to the Board

1.                  Annually, and no later than 12 months after the last Annual Holdings Report and Annual Certification was distributed, ADIs Compliance Department sends each access person (as based on the most recent list of access persons see Section II.B) another Annual Holdings Report, a copy of the Code, Annual Certification, and related cover memo to the access person.  Information provided by the access person on the Annual Holdings must be current as of a date no more than 45 days before the report is submitted to ADIs Compliance Department.

2.                  Upon receipt of the Annual Holdings Report and Annual Certification, ADIs Compliance Department reviews the information provided for anything that could be deemed inappropriate.  A copy of the Annual Holdings Report, the Annual Certification, and the related cover memo is included in Exhibit Three of these policies and procedures.  Any information deemed suspicious or inappropriate is logged and reported to ADI Management for appropriate action(s), if any.  Any actions taken are also recorded by ADIs Compliance Department.

3.                  Prior to the initial board meeting, and annually thereafter, ADI presents the fund board of directors/trustees with a copy of the adopted ADI code of ethics for approval.

4.                  Any material change(s) to a code are presented at the next appropriate board of directors/trustees meeting for approval, and no later than six months after adoption of the material change.  After adoption by the funds board of directors/trustees, the amended code of ethics is distributed by ADIs Compliance Department to all current access persons.

5.                  Annually, ADI provides a written report to the applicable funds board of directors/trustees which includes i) a description of any issues arising under the respective code, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; ii) a summary of existing procedures concerning personal investing by advisory persons/underwriter and any changes in the procedures during the past year; iii) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures; and iv) a certification that the procedures that the procedures which have been adopted are those reasonably necessary to prevent access persons from violating the respective Codes of Ethics.

III.  Compliance Oversight Controls:

A.                  As part of the annual compliance review, the Chief Compliance Officer of ADI will perform a review of related books and records to ensure completeness and that the code was administered in compliance with Rule 17j-1 of the Act.